UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TEGNA Inc.

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March 26, 2021

Dear Fellow Shareholder,

TEGNA had a record year in 2020 despite facing unprecedented challenges due to the global pandemic. We achieved all-time highs in adjusted EBITDA and free cash flow while further strengthening our balance sheet. We continue to focus on investing in organic and inorganic growth opportunities, paying down debt, and returning capital to shareholders.

Our continued outperformance is a testament to the TEGNA team’s consistently strong execution of our five-pillar value creation strategy, which has resulted in a resilient business model and an expanded portfolio of Big Four affiliate stations strategically located in growing markets.

Five Pillars of Value Creation Driving Strong Growth

This strategy – which has laid the groundwork for continued success and value creation – has been overseen by your Board of Directors, which is working diligently to maximize the value of your investment. The Board is always open to opportunities that serve the interests of all TEGNA shareholders and drive the most value.

Standard General has nominated three directors for election at TEGNA’s 2021 Annual Meeting of Shareholders to be held on May 7, 2021. Our Board welcomes shareholder feedback regarding TEGNA’s value creation strategy and, over the past year, reached out on numerous occasions to Standard General seeking their input. Despite our continuing efforts, they have not engaged. In fact, we had not heard from Standard General for months before they requested forms to submit director nominations just before the shareholder nomination deadline.

For the second consecutive year, Standard General has not put forward any concrete ideas, let alone a plan, to create value for TEGNA shareholders. They are now pursuing another ill-conceived and self-serving campaign to replace existing TEGNA directors – which would impede your Board and management team’s continued successful execution of our strategy for the benefit of all shareholders.

We are asking for your vote to elect all of TEGNA’s highly qualified, engaged and diverse directors. Please use the GOLD proxy card to vote TODAY by telephone, online, or by signing, dating, and returning the GOLD proxy card in the postage-paid envelope provided.

RECORD 2020 PERFORMANCE DESPITE MACRO

CHALLENGES

2020 was a year unprecedented in modern times. It was also an extraordinary year of growth and innovation for TEGNA. The resiliency of our colleagues, the prudent actions taken by our Board and management team, and the ongoing execution of our long-term strategy delivered record operating and financial performance, exceeding our 2020 pre-pandemic guidance for all key financial metrics.

Our strong operational and financial results in 2020 speak for themselves:

Due to the very nature of our mission as a company to serve local communities, social responsibility is woven into the fabric of TEGNA and our culture. In 2020, we took a number of steps to further strengthen our commitment to diversity, equity and inclusion (“DE&I”), detailed below. We are also especially proud of our TEGNA colleagues’ achievements during the last year, as the critical role played by local journalism has never been more important. Despite the numerous challenges we faced as a country, including a global pandemic, acts of racial injustice, natural disasters, rising disinformation and civil unrest around elections, our team upheld TEGNA’s commitment to delivering objective, factual information to our audiences in the markets we serve.

2021 GUIDANCE REFLECTS EXPECTATIONS FOR

CONTINUED STRONG PERFORMANCE AND GROWTH

The 2021 guidance metrics we provided in January reflect the momentum from 2020’s record results, our expectations for continued excellent operational performance, strong growth prospects, visibility into our future cash flows, and commitment to prudent expense management.

TEGNA’S STRATEGY IS DRIVING LONG-TERM VALUE

Following our successful transformation into a pure-play broadcaster in 2017 and subsequent accretive strategic acquisitions, TEGNA is now one of the largest U.S. broadcasting groups and a leading local news and media content provider in the markets we serve. Since becoming a pure-play broadcast company, TEGNA has delivered significant value, with our two-year total shareholder return (TSR) of 34.5 percent outperforming the peer median of 1.1 percent1.

TEGNA’s focus on our five pillars of value creation – best-in-class operations, aggressive yet disciplined pursuit of accretive M&A opportunities, growth through organic innovation and expansion into adjacent businesses and technologies, maintaining a strong balance sheet, and a continuing commitment to strong free cash flow generation and an optimized capital allocation process – has led to strong financial performance and substantial financial flexibility.

1 As of 3/5/21; assumes regular dividends are re-invested at the ex-dividend date; Median of broadcast peers incl. Nexstar, Sinclair, Gray, Scripps, Meredith

Our disciplined approach to M&A and successful integration of acquired stations has put us in a strong position to drive future growth. Our acquisitions have resulted in a strong portfolio of strategically located Big Four stations, and meaningfully contributed to our record 2020 performance through increased revenues and achieved synergies.

Our best-in-class operational execution that delivered outstanding results in 2020 is underpinned by our commitment to maintaining a lean and nimble organization. In early 2020, we targeted reducing our annual run-rate expenses by $50 million by the end of 2021. With the efficiencies we’ve gained while operating through COVID-19, as well as continued operating cost reductions driven by innovative technologies, centralization and automation, we now expect to realize these $50 million of savings in 2021, several quarters earlier than anticipated.

Our disciplined capital allocation has strengthened TEGNA’s balance sheet and enhanced our ability to create incremental value and return additional capital to shareholders, while continuing to pay down debt and pursue organic and inorganic investment opportunities. In 2020, we reduced net leverage to 3.95x and expect to further reduce it to mid 3x by the end of 2021 – with no upcoming debt maturities until 2024. Further, in 2020, we executed approximately $1.6 billion of refinancings to lower interest expense and extend maturities to increase capital flexibility.

Our strong operating and financial performance, including the successful ongoing integration of our acquired stations, has resulted in meaningful free cash flow growth and enhanced our ability to return capital to shareholders. In January, we announced that the Board authorized a three-year, $300 million share repurchase program reflecting TEGNA’s focus on delivering value to shareholders.

WELL POSITIONED FOR FUTURE GROWTH

A key driver of TEGNA’s strong performance has been the growth and durability of our subscription revenue business. In 2020, we successfully repriced approximately 35 percent of our subscribers, and will reprice approximately 30 percent toward the end of this year. We exceeded our pre-pandemic 2020 subscription revenue guidance and expect mid-to-high twenties percentage growth in our net subscription profits in 2021.

This subscription growth is coupled with the success of our fast-growing OTT advertising business, Premion, which is uniquely positioned to deliver a unified linear + OTT solution for local advertisers, publishers, and broadcasters. Premion also had a record year in 2020 – growing revenue by more than 40 percent – helping us expand our revenue base and gain access to new markets. We expect Premion’s 2021 revenue to grow at a similar pace, with continuing increased viewing on streaming services for many years to come.

Our portfolio is also strategically constructed to take advantage of increasing “even” year political spending with stations in many high-spend battleground states. As such, our political revenues in 2020 were almost double that of 2018 and almost triple that of 2016. We expect 2022 to be another extraordinarily robust political cycle for TEGNA.

TEGNA’S HIGHLY QUALIFIED, DIVERSE AND ENGAGED

BOARD PROVIDES STRONG OVERSIGHT

TEGNA’s skilled and diverse Board provides strong oversight of our long-term strategic plan to drive shareholder value and has been actively involved in overseeing TEGNA’s response to the COVID-19 pandemic. The combined skills and experiences of our directors have been crucial to guiding our business strategy and supporting our employees, customers, and communities during the pandemic.

Under the Board’s leadership, we took action in 2020 to further strengthen our commitment to DE&I, including appointing a chief diversity officer, identifying specific areas of oversight for our Board as it relates to DE&I, and launching a diversity and inclusion employee working group, among others. We recently set 2025 numerical goals to hold ourselves accountable and ensure our management, newsrooms, and news leaders fully reflect the diversity of the communities we serve.

We have also enhanced our ESG reporting and transparency, including adopting the Sustainability Accounting Standards Board’s (SASB) disclosure standards for our industry as part of our 2020 Social Responsibility Highlights report. In 2021, we plan to conduct a Task Force on Climate-related Financial Disclosures gap analysis to develop goals and set action plans for greenhouse gas emissions.

TEGNA’s Board engages in a thoughtful refreshment process to ensure our directors’ expertise aligns with TEGNA’s strategic evolution and our Board reflects diversity of age, tenure, experience, gender, and race/ethnicity. Since 2017, we have added four highly qualified directors with expertise in media, technology, social/digital, capital markets and M&A. Our Board currently consists of 42 percent women and 17 percent people of color, and as part of our commitment to board diversity and refreshment, the Nominating and Governance Committee has retained an executive search firm to help build a diverse pipeline of potential Board members.

STANDARD GENERAL HAS NO PLAN FOR VALUE CREATION

Since Standard General became a TEGNA shareholder in August 2019, we have sought to maintain an active and constructive dialogue with them. We have proactively reached out to Standard General on numerous occasions, including multiple times after our 2020 Annual Meeting, to hear their views. Despite our efforts, Standard General has shown little interest in engaging with us or providing any input on ways to create shareholder value.

Standard General has nonetheless put forward a competing slate of three candidates for election to TEGNA’s Board at this year’s Annual Meeting. TEGNA’s Board and its Nominating and Governance Committee evaluated Standard General’s nominees consistent with the thorough process used for shareholder director candidates, and unanimously determined that adding them to the Board would not be in the best interests of all TEGNA shareholders.

However, the Board remains open to productive engagement and suggestions for value creation from Standard General, consistent with our approach with all shareholders.

In the face of unprecedented economic challenges and against the backdrop of a global pandemic, TEGNA had a record year, emerging stronger and further positioning the company for long-term success. Because of the actions taken by the Board and management team, we are confident TEGNA is well positioned to capitalize on growth opportunities in 2021 and beyond.

Your vote is important, and due to continuing delays in the postal system, we encourage all shareholders to vote electronically whenever possible. Please do not vote using any white card you may receive from Standard General. Use only the GOLD proxy card. We thank you for your continued support. Protect the value of your investment in TEGNA by voting today for all of TEGNA’s highly qualified, engaged and diverse directors.

Howard D. Elias	Dave Lougee
Chairman of the Board	President and Chief Executive Officer

If you have any questions about how to vote your shares,

please call the firm assisting us with the solicitation of proxies:

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Shareholders may call:

1(877) 687-1865 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements, including risks relating to the coronavirus (COVID-19) pandemic and its effect on our revenues, particularly our nonpolitical advertising revenues. Potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto and TEGNA’s ability to execute on its standalone plan can also cause actual results to differ materially. Other economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. TEGNA is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services, Internet service providers or other media.

Important Additional Information

TEGNA has filed a definitive proxy statement and form of GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2021 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2021 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders are also able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the Company’s website, https://www.tegna.com.

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